SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 1-10785

                              THE MONEY STORE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               2840 MORRIS AVENUE
                             UNION, NEW JERSEY 07083
                                 (908) 686-2000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           COMMON STOCK, NO PAR VALUE
            $1.72 MANDATORY CONVERTIBLE PREFERRED STOCK, NO PAR VALUE
               8.05% SENIOR NOTES DUE 2002 AND 8.375% SENIOR NOTES
                   DUE 2004 (COLLECTIVELY, THE "SENIOR NOTES")
         7.30% SUBORDINATED NOTES DUE 2002 AND 7.95% SUBORDINATED NOTES
                DUE 2007 (COLLECTIVELY, THE "SUBORDINATED NOTES")
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

   --------------------------------------------------------------------------
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

         PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         RULE 12G-4(A)(1)(I). . .   [X]     RULE 12H-3(B)(1)(II). . .[ ]
         RULE 12G-4(A)(1)(II) . .   [ ]     RULE 12H-3(B)(2)(I) . . .[ ]
         RULE 12G-4(A)(2)(I). . .   [ ]     RULE 12H-3(B)(2)(II). . .[ ]
         RULE 12G-4(A)(2)(II) . .   [ ]     RULE 15D-6. . . . . . . .[ ]
         RULE 12H-3(B)(1)(I). . .   [X]

         APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE: COMMON STOCK: 1; $1.72 MANDATORY CONVERTIBLE PREFERRED STOCK: 0; SENIOR NOTES: 50; SUBORDINATED NOTES:28

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE MONEY STORE INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                            THE MONEY STORE INC.

DATE: JUNE 30, 1998                         BY: /s/ Kent S. Hathaway
                                               _________________________________
                                               KENT S. HATHAWAY
                                               SENIOR VICE PRESIDENT